Dorra Shaw & Dugan
                          Certified Public Accountants







        October 11,1004



        Securities and Exchange Commission
        Washington, D.C.  20549

        Ladies and Gentlemen:

We were previously principal accountants for Trust Licensing, Inc., F/KIA New Mountaintop Corporation ("Company"). We reported on the Company's financial statements wring the two-year period ended December 31, 2003 and for the interim quarterly pe}a,ds ending March 31, 2004 and June 30, 2004. On October 11, 2004, our appointment .i principal accountants was terminated.

We have read the Company's description included under Item 4, "Changes in Registrant's Certifying Accountant' of its Form 8-K dated October 11, 2004, and we agree with such statements.



        Very truly yours,
        Ariel J. Dora, CPA


                  270 South County Road,  Palm Beach, FL 33480
                  Telephone (561) 822.9955 , Fax (561) 832-7580
                              Website: dsd-cpa.com